Exhibit 99

                             Northeast Utilities

                            174 Brush Hill Avenue
                 West Springfield, Massachusetts  01090-2010


             LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                               March 22, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Northeast Utilities has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that they audited the financial statements of Northeast Utilities, The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company, and Northeast Generation Company as of December 31, 2001 and for the year then ended and have issued their reports thereon dated January 22, 2002 for Northeast Utilities, The Connecticut Light and Power Company, Public Service Company of New Hampshire, and Western Massachusetts Electric Company, and February 5, 2002 for Northeast Generation Company.

In addition, the representation letter states that the audits referred to above were subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to these audits.

                              Very truly yours,

                              Northeast Utilities

                              /s/ John P. Stack
                              ----------------------------------------------
                                  John P. Stack
                                  Vice President - Accounting and Controller